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                                  September 27, 1996

Canary Productions, Inc.
10 Balligomingo Road
West Conshohocken, PA  19428

Attention:  Mr. Andrew Mark

RE: ACQUISITION OF MUSIC LIBRARIES

Dear Andrew:

    This letter sets forth the amended and restated terms upon which Premiere Radio Networks, Inc. ("Premiere") will purchase a ninety-nine (99) year exclusive license for the United States and its territories to all radio broadcast and Internet usage rights ("License") of Canary Productions, Inc. ("CP") to the Canary, Audio Visual Broadcast ("AVB"), Choice Cuts and Prime Cuts music libraries.

    This letter shall amend and supersede in all respects the letter dated August 29, 1995 setting forth the terms upon which Premiere, among other things, was to purchase a 99 year exclusive license for the U.S. to all radio broadcast and Internet usage rights of CP to the Canary, AVB and Choice Cuts music libraries.

    Capitalized terms used in this letter, unless otherwise defined herein, shall have the meanings set forth in Article 1 and Section 2 of that certain Purchase and Sale Agreement between Premiere and PMW dated as of September 27, 1996 ("Purchase Agreement").

    1. RIGHTS TO BE ACQUIRED BY PREMIERE. Premiere shall acquire certain rights ("Rights") rights of CP, to the Canary, AVB, Choice Cuts and Prime Cuts music libraries. The Rights of each library shall include all rights licensed to Premiere pursuant to those certain amended license agreements dated September 27, 1996 (collectively, the "Library Rights") executed by the parties concurrently herewith, which agreements provide, among other things, that Premiere shall have a one year, two year, three and four year license for the Canary, AVB, Choice Cuts and Prime Cuts libraries, respectively.

    2. PURCHASE PRICE. The purchase price for the libraries shall be as follows:

         a.   CANARY LIBRARY.  The purchase price for the Canary library
License (the "Canary Purchase Price") shall be an amount equal to the greater of
(i) $100.00, and (ii) the difference between (A) 2.5 times the sum of (1) the portion of the Adjusted Cash Flow (as defined herein) of Premiere's combined Broadcast Results Group and Philadelphia Music Works Division (the "BRG Division") for the period of September 1, 1995 to December 31, 1995 and (2) two-thirds (2/3) of Adjusted Cash Flow for the period January 1, 1996 to December 31, 1996 (which shall be attributable and apportioned to the Canary library

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pursuant to Section 2.e. below), minus (B) $3,280,000, minus (C) the cumulative
"PMW AQH Consideration," if any.

         b. AVB LIBRARY. The purchase price for the AVB library License (the "AVB Purchase Price") shall be an amount equal to the greater of (i) of $100.00, and (ii) the difference between (A) 2.2 times the portion of the Adjusted Cash Flow of the BRG Division for the period of January 1, 1997 to December 31, 1997 (which shall be attributable and apportioned to the AVB library pursuant to Section 2.e. below), minus (B) the sum of (1) $3,233,000 plus (2) the Canary Purchase Price minus (C) the cumulative "PMW AQH Consideration," if any.

         c. CHOICE CUTS LIBRARY. The purchase price for the Choice Cuts library License (the "Choice Cuts Purchase Price") shall be equal to the greater of (i) $100.00, and (ii) the difference between (A) 1.9 times the portion of the Adjusted Cash Flow of the BRG Division for the period of January 1, 1998 to December 31, 1998 (which shall be attributable and apportioned to the Choice Cuts library pursuant to Section 2.e. below), minus (B) the sum of (1) $3,227,000 plus (2) the AVB Purchase Price and plus (3) the Canary Purchase Price minus (C) the cumulative "PMW AQH Consideration," if any.

          d. PRIME CUTS LIBRARY. The purchase price for the Prime Cuts Library License (the "Prime Cuts Purchase Price") shall be equal to the greater of (i) $100.00, and (ii) the difference between (A) 1.9 times the portion of the Adjusted Cash of the BRG Division for the period of January 1, 1999 to December 31, 1999 (which shall be attributable and apportioned to the Prime Cuts Library pursuant to Section 2.e. below, minus (B) the sum of (1) $3,177,000 plus (2) the AVB Purchase Price, (3) the Canary Purchase Price, and (4) the Choice Cuts Purchase Price, minus (C) the PMW AQH Consideration, if any.

          e. DEFINITION OF ADJUSTED CASH FLOW. For purposes of determining the Canary Purchase Price, the AVB Purchase Price, the Choice Cuts Purchase Price, and the Prime Cuts Purchase Price, the parties hereto have stipulated that the Adjusted Cash Flow attributable to the applicable library shall be calculated based upon the applicable library's share of the difference between
(i) the earnings before interest, taxes and depreciation of the BRG Division less (ii) capital expenditures incurred by such division and less the aggregate excess, if any, of the fair market value of Premiere's common stock over the exercise price of the stock options granted to Doug Reed, Andrew Mark and Arnold
J. Andron pursuant to certain employment agreements dated August 29, 1995, September 1, 1996 and September 27, 1996, respectively, each determined in accordance with generally accepted accounting principles consistently applied. In calculating the earnings of the BRG Division, the BRG Division shall pay Premiere a 25% sales commission on advertising sales and a reasonable amount for legal, accounting and other expenses that are consolidated into Premiere. Once the applicable libraries' share of Adjusted Cash Flow is determined in comparison to the Adjusted Cash Flow of BRG as a whole, the multiple to be applied in determining the purchase price of any of the Library Rights shall be adjusted proportionately. For example, if the Adjusted Cash Flow attributable to AVB during the period of January 1, 1997 through December 31, 1997 comprises twenty percent (20%) of the total Adjusted Cash Flow of BRG, the 2.2 times multiple shall be adjusted proportionately such that it is equal to 11.0 times (or 2.2 times multiple divided by 20%).

          f. ADJUSTMENT TO PURCHASE PRICE. If Andrew Mark shall not be employed by Premiere on the date of the closing of the purchase and sale of the Canary library, the AVB library, the Choice Cuts Broadcast library or the Prime Cuts library, then the applicable purchase price shall be reduced by one-half; provided, however, that there shall not be any adjustment to any purchase price if the Employment Agreement dated September 1, 1996 between Premiere and Andrew Mark shall be terminated without cause, or due to the death, or total disability of Mark.

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          g.   PAYMENT OF PURCHASE PRICES.  The Canary Purchase Price, the AVB
Purchase Price, the Choice Cuts Purchase Price and the Prine Cuts Purchase Price shall each be paid in cash at the applicable closing; provided, however, that at the closings of the Choice Cuts and Canary libraries Premiere shall have the option of delivering shares of Premiere's Class A common stock having a fair market value equal to the purchase price in lieu of cash; provided further that at the closing of the AVB and Prime Cuts libraries, CP shall have the option to receive shares of a class of Premiere's Class A common stock selected by Premiere having a fair market value equal to the purchase price in lieu of cash. The fair market value of Premiere's Class A common stock shall equal the average of the last reported sale price for Premiere's Class A common stock on the exchange (or NASDAQ) on which the Class A common stock is then traded for the twenty business day period ending five business days prior to the applicable closing.

          h. SECURITY INTEREST. Upon execution of the License, Canary's obligation under each respective License shall be secured by a first priority security interest in the assets and other rights licensed to Premiere pursuant to the applicable license agreements.

          i. OTHER. Upon payment of the Canary Purchase Price, the AVB Purchase Price, the Choice Cuts Purchase Price and the Prime Cuts Purchase Price; for consideration of one dollar ($1.00) at any time during the term of the ninety-nine (99) year License, Premiere may, at its option, purchase the exclusive rights (rather than lease) consisting of the U.S. radio broadcast and Internet usage rights of CP to the Canary, AVB, Choice Cuts and Prime Cuts libraries. Furthermore, in the event there is any dispute concerning the licensed rights or in the event of Canary's bankruptcy or insolvency, Canary shall have no right to interfere with the ninety-nine (99) year License.

     3. AGREEMENTS REGARDING CLASS A COMMON STOCK. The following terms shall apply to any Class A Class A common stock issued to CP:

          a. All Class A common stock will be "restricted stock" within the meaning of Rule 144 of the Securities Act of 1933, as amended.

          b. If CP proposes to sell any of the Class A common stock, in the market, CP shall give Premiere notice that it intends to sell Class A common stock in the market and state the minimum price at which it intends to sell such Class A common stock. Premiere will have five business days in which to elect whether or not to purchase the Class A common stock at the price set forth in the notice. If Premiere declines to purchase the Class A common stock, then CP may, for a period of thirty days, sell such Class A common stock in a market limit order at or above the price set forth in the notice. This paragraph 3.b. will again apply to any Class A common stock not sold within such thirty day period.

          c. If CP proposes to sell any Class A common stock in a private sale, CP shall give Premiere notice of its intent to sell the Class A common stock and the price at which such common stock will be sold. Premiere will have five business days in which to elect whether or not to purchase the common stock at the price set forth in the notice. If Premiere declines to purchase the Class A common stock, then CP may sell such Class A common stock in a private sale for a price no less than that set forth in such notice. This paragraph 3.c. will again apply to any Class A common stock not sold within such thirty day period.

          d. CP may, subject to applicable laws, use the Class A common stock as collateral for margin loans notwithstanding paragraphs 3.b. and 3.c. hereof, provided that Premiere shall have a right to purchase any Class A common stock which might be sold by a lender.

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          e.   The restrictions contained in paragraphs 3.b. and 3.c. hereof shall not apply to transfers by CP to their respective shareholder(s), provided that any transfers by such shareholder(s) shall be subject to such restrictions.

     4. TIMING OF CLOSINGS. The closings of the acquisitions of the libraries shall take place as follows: (i) the closing of the purchase and sale of the Canary library shall take place on or about April 1, 1997; (ii) the closing of the purchase and sale of the AVB library shall take place on or about April 1, 1998; (iii) the closing of the purchase and sale of the Choice Cuts library shall take place on or about April 1, 1999; and (iv) the closing of the purchase and sale of the Prime Cuts library shall take place on or about April 1, 2000. All closings shall take place at the principal executive offices of Premiere.

     5. OWNERSHIP OF LIBRARIES. CP owns, and will transfer to Premiere, the exclusive License and Library Rights to the AVB library, the Canary library , the Choice Cuts library and the Prime Cuts library (collectively, the "Library Rights") free and clear of all liens, claims, encumbrances and rights of third parties. Canary owns and will continue to own all the Library Rights which are part of the AVB, Canary, Choice Cuts and Prime Cuts libraries and the use thereof by CP does not and will not violate or infringe on the rights of any third party with respect thereto. CP does not and will not have any notice of any infringement by any third party on any of the Library Rights which are part of the AVB, Canary, Choice Cuts or Prime Cuts libraries. The consummation of the transactions contemplated hereby by CP does not and will not require the consent of any third party.

     6. SPECIFIC PERFORMANCE. The parties agree that the Canary library, the AVB library, the Choice Cuts library and the Prime Cuts library are unique and that Premiere would not have an adequate remedy at law in the event of a breach of this agreement by CP. Accordingly, in addition to any other rights and remedies available to it under law or equity, Premiere shall have a right to obtain specific performance of the obligations hereunder of CP.

     7. EXPENSES. Each party shall bear their own expenses in connection with the transactions contemplated hereby.

     8. RIGHT TO REVIEW CERTAIN INTELLECTUAL PROPERTY COSTS. PMW shall grant to Premiere the right to review certain intellectual property costs incurred in the development of the PMW Jingle Service for purposes of allocating the consideration paid in connection with the Purchase Agreement. Based upon the results of Premiere's review, as necessary, Premiere and PMW shall mutually agree upon an appropriate adjustment to the purchase price for any of the Library Rights.

     9. DEFINITIVE AGREEMENT. Premiere and CP agree to negotiate in good faith a more definitive license agreement containing additional customary terms, conditions, representations and warranties, including but not limited to the provisions of Sections 5.1, 5.2, 5.4, 5.5, 5.7, 5.8, 5.9, 5.10, 5.11, 5.17,
5.18, 9.1, 10.1, 10.2, 12.1, 12.2, 13.1, 13.4, 13.5 and 13.8 of that certain
Purchase and Sale Agreement dated September 27, 1996 between Premiere and Philadelphia Music Works, Inc. (each modified as appropriate to apply to the transactions contemplated hereby); provided, however, that if the parties are unable to agree upon or execute a more definitive purchase agreement then such additional terms, conditions, representations and warranties as are customary in transactions of a type similar to those described herein shall be incorporated herein by reference and this letter agreement (together with such additional terms, conditions, representations and warranties) shall be deemed to be the definitive purchase agreement and shall be binding and enforceable upon the parties.

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     10.  CP acknowledges that it has received all amounts owed to it in that certain Letter Agreement dated August 29, 1995. Further, CP acknowledges that subsequent to August 29, 1995, the Choice Cuts Library was transferred to CP by PMW.

     Please acknowledge your agreement to the foregoing by signing a copy of this letter in the spaces below and returning the executed copy to me.

                              Very truly yours,

                              /s/ Daniel M. Yukelson
                              Daniel M. Yukelson
                              Vice President

Acknowledged and Agreed:

September 27, 1996

CANARY PRODUCTIONS, INC.

        /s/ Kenneth Gross
By:  ________________________
      Kenneth W. Gross, President